CONSENT OF INDEPENDENT REGlSTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 203 to Registration Statement No. 333-62298 on Form N-1A of our report dated July 30,2010, relating to the financial statements and financial highlights of Trust for Professional Managers, including Grubb & Ellis AGA Realty Income Fund, Grubb & Ellis AGA U.S. Realty Fund, and Grubb & Ellis AGA International Realty Fund (the "Funds"), included in the Funds' Annual Report on Fonn N-CSR of Trust for Professional Managers for the year ended May 3 1,2010, and to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Finn" in the Statement of Additional Information, which are part of such Registration Statement.

Milwaukee, Wisconsin
September 22,2010